                                                                     EXHIBIT 2.1


                                  [TRANSLATION]

                      STATUTE OF CHUNGHWA TELECOM CO., LTD.

                         AS AMENDED ON DECEMBER 29, 2000

ARTICLE 1

The Chunghwa Telecom Co., Ltd. (hereinafter called "the Company") is established by the Ministry of Transportation and Communications pursuant to Article 30 of the Telecommunications Act. Establishment of the Company shall be regulated pursuant to this Statute. Matters not provided for herein shall be governed by other applicable laws.

ARTICLE 2

The objective of the Company is to operate domestic and international telecommunications enterprises. The Company may invest in or operate telecommunications-related business and other businesses approved by the Ministry of Transportation and Communications.

ARTICLE 3

The Company shall provide prevalent, continuous and steady services of high quality, promote research in telecommunications technology, enhance the development of the information society and improve national welfare with its entrepreneurial operation and at fair and reasonable rates.

The Company may pay agency or distribution commissions in its business operation in accordance with common business practice.

ARTICLE 4

The Company shall be established at the location of the central government and may establish branches at appropriate domestic or overseas locations.

ARTICLE 5

The Company shall have a board of directors consisting of 11 to 15 directors. In addition, the Company shall have 3 to 5 supervisors. One-fifth of the directors shall be specialists.

The Company's public shareholders may be represented by natural persons designated by the Ministry of Transportation and Communications. In case of more than one representative, each representative may be individually elected as a director or as a supervisor.

ARTICLE 6

The following shall be subject to the approval of the Ministry of Transportation and Communications:

(1) Articles of Incorporation and organizational regulations of the board of directors of the Company;

(2)  Adjustment of capital and issuance of stocks;

(3)  Primary tariff schedules of Type I telecommunications enterprises; and

(4)  Business operation regulations of Type I telecommunications enterprises.

ARTICLE 7

The following matters shall be decided by the board of directors:

(1)  Organizational regulations of the Company;

(2)  Annual business policy;

(3)  Establishment, change or withdrawal of domestic and overseas branches;

(4)  Appointment and dismissal of the vice presidents;

(5)  Personnel regulations of the Company; and

(6)  Material control regulations of the Company.

ARTICLE 8

The following matters shall be executed by the supervisors:

(1)  Investigation of the Company's business and financial status; and

(2)  Examination of Company accounts and documents.

ARTICLE 9

The acquisition and custom manufacture of property by the Company shall be subject to subsequent auditing by the auditing authority.

ARTICLE 10

Except personnel eligible as civil servants who may, of their own accord, apply to the Ministry of Transportation and Communications for approval of their remaining in the employ of the Directorate General of

Telecommunications or the Telecommunications Regulatory Station on the basis of business needs and their particular expertise or request the Ministry's assistance in their transfer to other administrative agencies, all current personnel of the Directorate General of Telecommunications of the Ministry of Transportation and Communications and its subordinate institutions who were in the employ thereof prior to the implementation of this Statute shall be transferred to the Company. However, such personnel may also retire under more favorable conditions according to regulations to be drafted by the Ministry of Transportation and Communications and approved by the Executive Yuan.

Except those who leave office on a voluntary basis, personnel transferred to the Company as described in the preceding paragraph shall not be terminated or dismissed by reason of any organizational changes of the Directorate General of Telecommunications.

The Company shall maintain the seniority, salary, retirement, severance pay, pension, other benefits and labor conditions of personnel transferred to the Company as described in the first paragraph of this Article.

ARTICLE 11

The chairman, supervisors and directors representing public shares of the Company shall be eligible as civil servants. The president and the remaining directors shall not be eligible as civil servants.

Unless otherwise stipulated in Articles 12 and 13, the personnel regulations of the Company shall apply to staff members of the Company at the level of vice-president or below; the laws and regulations governing civil servants shall not be applicable thereto.

Provisions of the personnel regulations of the Company described in the preceding paragraph with regard to salary, retirement, pension and severance pay shall be drafted by the Ministry of Transportation and Communications and submitted to the Executive Yuan for approval.

Staff members of the Company shall not be discriminated by reason of differences in the method of their appointment or qualifications.

ARTICLE 12

The Regulations Governing the Employment of Personnel of Transportation and Communications Enterprises shall continue to apply to personnel transferred to the Company who were in the employ of the Directorate General of Telecommunications of the Ministry of Transportation and Communications or its subordinate institutions prior to the implementation of this Statute and who are eligible as Senior Personnel under the Regulations. The salary, benefits, performance evaluation, retirement, severance pay and pension of the personnel shall be governed by regulations applicable to personnel of transportation (telecommunications) enterprises under the Ministry of Transportation and Communications. Except for recruited personnel, the regulations in force prior to the transfer of personnel to the Company shall continue to apply to personnel who are not eligible as Senior Personnel under the Regulations Governing the Employment of Personnel of Transportation and Communications Enterprises until he/she terminates his/her employment or retires.

Within five years of the implementation of this Statute, the personnel described in the preceding paragraph may choose not be governed by the laws and regulations applicable to civil servants under the second paragraph of the preceding article and shall not thereafter amend their status. The seniority, salary, retirement, severance pay, pension, other welfares and labor conditions shall not be less favorable than those employees who possess the original status of such personnel.

To personnel recruited on a contract basis under the Regulations Governing the Recruitment of Contracted Personnel prior to the implementation of this Statute, the Company may, according to its business needs, apply laws and regulations not applicable to civil servants pursuant to the second paragraph of the preceding article at or prior to the expiration of their tenure.

The year-end performance evaluation of the staff of the Company shall be an accumulated-point system. The applicable regulations shall be enacted by the Company.

The Company shall appropriate funds to pay for costs incurred by employees of the Company as a result of their retirement in accordance with the actuarial amount of the retirement pay cost. The applicable regulations shall be drafted by the Company and submitted to the competent authority for approval prior to their implementation.

The unfunded portion of the retirement reserve of the original telecommunications personnel shall be fully funded within eight years after the establishment of the Company. However, any excess profits shall be first appropriated for the retirement reserve.

ARTICLE 12-1

Employees who are qualified pursuant to the Regulations Governing the Employment of Personnel of Transportation and Communications Enterprises under the preceding Article and have served as temporary employment seniority, should change seniority and salary prior to six months of the privatization date. The relevant regulations should be prescribed by the Company.

ARTICLE 13

The standards for calculation of senior citizen payments under Article 16 of the Civil Servants Insurance Act shall apply mutatis mutandis to the compensation of personnel who choose not to be governed by laws and regulations applicable to civil servants pursuant to the second and third paragraphs of the preceding article and who forfeit their rights and interests under the civil servants insurance program as a result of their change to labor insurance. With respect to those personnel who have been insured for less than five years, one month of senior citizen compensation shall be paid to them for each year of service. However, those personnel who collect senior citizen payments by rejoining the civil servants insurance program in accordance with law shall refund the compensation to the Company.

ARTICLE 14

In the event that the Company issues new shares for fund raising purposes, the Company shall apply for the approval of the Ministry of Transportation and Communications to reserve not more than 10% of the total number of new shares for personnel of the Company to have preemptive rights to subscribe to such shares under favorable terms. The relevant subscription regulations shall be enacted by the Ministry of Transportation and Communications.


The Company shall offer to sell public shares in accordance with the subscription quota provided for in the Public Enterprise Privatization Act and the relevant provisions thereof. The personnel of the Company shall have a right of first refusal to subscribe to such shares under favorable terms.

Upon its establishment, the Company shall set aside a company personnel welfare fund based on the amount of the Company's capital pursuant to the Personnel Welfare Fund Statute and the relevant provisions thereof.

ARTICLE 15

The date of the implementation of this Statute shall be determined pursuant to the order of the Executive Yuan.